Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Randy Wood or Joe Bischoff at 251-952-5324

GulfTel network weathers storm well

GulfTel Communications, which provides phone and Internet service to Baldwin County, reports that approximately 90% of its network maintained service through the hurricane, and technicians are working now to restore lines Ivan knocked out.

GulfTel is open and taking calls from customers. The drive-up window of its Foley office on Underwood Road is open. The company's call center is also open. GulfTel asks customers to drive in or to call 251-952-5100 to report outages.

President Randy Wood reported that the network monitoring systems show outages in the Gulf Shores and Orange Beach area and in other smaller pockets dotting the county. However, because the company's network is largely underground, most customers maintained phone service.

"We have a strong network, well protected in even the most fierce conditions. I'm happy to report that most of our phone lines are working. We know communication is vital in crises such as this," Wood said.

"Our back-up power generators have kept our network equipment operational, and we were even able to continue answering customer calls during the darkest hours of this hurricane."

GulfTel employees were sent home Tuesday to prepare and to evacuate, in compliance with evacuation orders. Three employees - Wood, Danny Andrews and Chris Kaiser - volunteered to ride out the storm in the Emergency Operations Center that GulfTel set up in its Foley offices.

Other employees began returning to work Thursday to begin assessing damage and start immediately restoring service in areas the technicians were able to enter. GulfTel's sister companies are also on-ready to send in crews and equipment as needed for the fastest possible recovery.

"We use the phrase 'We're here for you' in our marketing. And I think we put some real meaning behind that over the last few days as our employees and our network weathered this storm," Wood said. "The communication links we provide our customers have never meant more. We're very pleased with our network's performance and now the dedication of our employees to restore those areas where the hurricane hit us hardest."